Exhibit 99

News
PPG Media Contact:
Mark Silvey
Corporate Communications
+1-412-434-3046
silvey@ppg.com

PPG Investor Contact:
John Bruno
Investor Relations
+1-412-434-3466
jbruno@ppg.com
investor.ppg.com

Smith, Davis join PPG board of directors

PITTSBURGH, April 18, 2019 - PPG (NYSE:PPG) today announced at its annual meeting of shareholders that Cathy R. Smith, executive vice president and chief financial officer, Target Corporation, and Steven A. Davis, former chairman and chief executive officer, Bob Evans Farms, Inc., have been elected to join its board of directors, effective immediately. Smith will serve on the PPG board’s Audit Committee, and Technology and Environment Committee. Davis will serve on the Nominating and Governance Committee, and the Technology and Environment Committee.

Smith, who has announced plans for a May 2020 retirement from Target, has served in her current role since she joined the company in 2015. Prior to joining Target, Smith served as executive vice president and CFO of Express Scripts Holding Company, a Fortune 20 company and the nation’s largest pharmacy benefit manager. She has also served in leadership roles such as CFO of the Walmart International segment of Wal-Mart Stores, Inc. and of GameStop Corp. Smith also serves on the board of Baxter International Inc. and on the board of overseers of the Carlson School of Management at the University of Minnesota.

Davis served as chairman and chief executive officer of Bob Evans Farms from 2006 to 2015. He also held a variety of leadership positions in the restaurant and consumer packaged goods industries, including president of Yum! Brands’ Long John Silver’s and A&W All-American Food Restaurants and other senior executive and operational positions at Yum! Brands and at Kraft General Foods. Davis currently serves on the boards of directors of Marathon Petroleum Corporation, Albertsons Companies, Inc. and Legacy Acquisition Corp. and he previously served on the boards of CenturyLink, Inc., Walgreens Boots Alliance and the Sonic Corp. He also serves on the International Board of Directors for the Juvenile Diabetes Research Foundation.

“PPG’s board of directors continually seeks to maintain an appropriate balance of directors with varying tenure, expertise and diversity. We are pleased that Cathy and Steve will join the board, as their significant and proven leadership experiences will help to further strengthen the company,” said Michael H. McGarry, PPG chairman and chief executive officer. “Cathy’s experience in financial reporting, accounting and internal controls, and leading retail companies with a national and international footprint similar to PPG’s, brings valuable expertise to the board. Steve brings to the board significant experience managing a network of branded retail locations with a focus on customer service and experience.”

PPG: WE PROTECT AND BEAUTIFY THE WORLD™
At PPG (NYSE:PPG), we work every day to develop and deliver the paints, coatings and materials that our customers have trusted for more than 135 years. Through dedication and creativity, we solve our customers’ biggest challenges, collaborating closely to find the right path forward. With headquarters in Pittsburgh, we operate and innovate in more than 70 countries and reported net sales of $15.4 billion in 2018. We serve customers in construction, consumer products, industrial and transportation markets and aftermarkets. To learn more, visit www.ppg.com.

We protect and beautify the world is a trademark and the PPG Logo is a registered trademark of PPG Industries Ohio, Inc.